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                                                                    Exhibit 99.3


                                                                 News Release
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For Immediate Release        contact:  Robert W. Lougee, Jr.    (508) 870-6771
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April 9, 1999                          VP, Corporate Communications &
                                       Investor Relations

      Arch Affiliate Completes Rule 144A Offering of 13.75% Senior Notes;
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       Credit Facility Increased in Conjunction with MobileMedia Merger
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Westborough, MA  (April 9, 1999)    Arch Communications Group, Inc. (Arch)
(Nasdaq: APGR) today announced that Arch Escrow Corp., an affiliated entity, has completed a $147 million Rule 144A offering of 13.75% Senior Notes due 2008.
The notes were offered at 95.091% of par for gross proceeds of $139.8 million.

Arch also announced that its Arch Paging, Inc. (API) subsidiary and a group of five lenders have executed a commitment letter for a $181 million increase to API's existing $400 million credit facility in connection with Arch's pending merger with MobileMedia Corporation.

The commitment letter replaces an agreement signed last August between API and four of the five lenders for a $200 million increase to the credit facility; that increase expired on March 31. The new agreement, which extends the commitment through June 30, 1999, resulted from unexpected delays in the merger approval process. Lenders providing the increase include The Bank of New York, Toronto Dominion (Texas), Inc., Royal Bank of Canada, Barclays Bank, PLC, and Conseco Capital Management, Inc.

Proceeds of the note offering, the new bank commitments, and the equity proceeds from Arch's previously announced rights offering, will provide Arch with all necessary financing to complete the MobileMedia merger. Upon completion of the merger, expected late in the second quarter, Arch will become the second largest paging and wireless messaging company in the United States with more than seven million units in service and operations in all 50 states. Effective with the merger closing, Arch Escrow Corp. will merge into Arch Communications, Inc.
(ACI), a wholly owned subsidiary of Arch, and ACI will then become obligor of the notes.
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"We are extremely pleased to complete the note offfering and receive a new commitment from our lender group," said C. Edward Baker, Jr., chairman and chief executive officer. "Both are important elements of our previously announced agreement to merge with MobileMedia. We believe these commitments represent both a vote of confidence in Arch as well as a recognition of the importance of consolidation within the wireless messaging sector."

J. Roy Pottle, executive vice president and chief financial officer, noted: "We are pleased to be nearing the completion of our merger with MobileMedia. This transaction will strengthen Arch's balance sheet and substantially reduce its debt leverage."

The offering of senior notes, made only to "qualified institutional buyers" under Rule 144A, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell any securities. The note offering was managed by Bear, Stearns & Co. Inc., TD Securities (USA) Inc., BNY Capital Markets, Inc., RBC Dominion Securities Corporation, and Barclays Capital, PLC.

Arch Communications Group, Inc., Westborough, MA, is the third largest paging company in the United States with more than four million units in service. It provides narrowband wireless messaging services, principally paging, to subscribers nationwide through approximately 175 offices and Company-owned stores. Additional information on Arch is available on the Internet at www.arch.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties, including those described in Arch's most recent Annual Report on Form 10-K. Although Arch believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from its expectations include the challenges of integrating the businesses of Arch and MobileMedia Corporation, the future capital needs following the merger, the uncertainty of additional funding, and other risks. Any forward-looking statements represent the best judgment of the Company as of the date of this release. Arch disclaims any intent or obligation to update any forward-looking statements.

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